UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2016

Legacy Ventures International, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	30-0826318
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2215-B Renaissance Drive, Las Vegas, Nevada 89119

(Address of principal executive offices)

(702) 430-2850

(Issuer’s telephone number)

1-800-918-3362

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 31, 2016, we entered into a group of transactions related to our subsidiary, RM Fresh Brands, Inc. (“RM”). In order to fund the ongoing operation and further development of RM, we consented to new third party investments into RM in the approximate total amount of $175,000, made in the form of cash and retirement of indebtedness owed by RM. As result of these new investments into RM, our ownership percentage of the company has been reduced to twenty percent (20%). In addition, we entered into a new Shareholder Agreement with RM, under which our shares in RM are subject to certain restrictions on transfer until such time as we declare a shareholder dividend of our RM shares following a going public transaction by RM, or in the alternative, for one (1) year after RM completes a going public transaction. The Shareholder Agreement is filed herewith as Exhibit 10.1 and should be reviewed in its entirety for additional information.

Further, we disposed of an inter-company liability owed to us by RM in the amount of CDN$166,961.70. The liability was documented under a Demand Promissory Note issued to us by RM. We then assigned the note to an investor in RM in exchange for $3,000. Finally, we entered into a mutual Release agreement with RM. Under the Release, we released and discharged all liabilities owed to us by RM (with the exception of the Demand Promissory Note). RM in turn released us of all liabilities owing to RM and released us all ongoing contractual and financial responsibilities to RM, including our contractual obligation to further fund management fees or other expenses to be incurred by RM.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Shareholder Agreement
10.2	Release
10.3	Demand Promissory Note
10.4	Assignment Agreement
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Ventures International, Inc.

/s/ Evan Clifford
Evan Clifford, CEO

September 1, 2016

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